Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Results of Noteholder Actions
Related to Termination of Put Rights on Senior Notes due 2014

CLEVELAND, Ohio - July 15, 2013 - Forest City Enterprises, Inc., (NYSE: FCEA and FCEB) today reported the results of noteholder actions related to the previously announced termination by the company of put rights associated with its outstanding 3.625% Puttable Equity-Linked Senior Notes due 2014 (the “Notes”).
As previously announced, holders had through June 20, 2013, to put their Notes to the company and receive 68.7758 shares of the company's Class A common stock per $1,000 principal amount of Notes, together with a cash payment for interest payable on such Notes through October 14, 2013 and in lieu of fractional shares.

As of July 12, 2013, the final settlement date for the put transactions, approximately $60.0 million aggregate principal amount of the Notes were put to the company, for which holders received a total of approximately 4.1 million shares of the company's Class A common stock, together with approximately $1.1 million for interest payable. After the transactions, approximately $1.1 million aggregate principal amount of the Notes remain outstanding.

“The elimination of these notes and ongoing interest payments reflects our continuing focus on further improving our balance sheet and debt metrics,” said David J. LaRue, Forest City president and chief executive officer.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.